Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 19, 2016, with respect to the consolidated financial statements of Kreher Steel Company, LLC, included in the Annual Report of A.M. Castle & Co. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said reports in the Registration Statements of A.M. Castle & Co. on Form S-4 (File No. 333-180662) and on Forms S-8 (File Nos. 333-154915, 333-160942, 333-174174 and 333-188530).

/s/ Grant Thornton LLP
Grant Thornton LLP
Chicago, Illinois
March 15, 2016

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